Filed pursuant to Rule 433

Registration Nos.: 333-185503 and 333-185503-01

Free Writing Prospectus, dated March 14, 2013

American Express Issuance Trust II

Issuing Entity

SERIES 2013-1

$500,000,000 Class A Floating Rate Asset Backed Notes

  $22,222,000 Class B Floating Rate Asset Backed Notes

  $33,334,000 Class C Floating Rate Asset Backed Notes

American Express Receivables Financing Corporation VIII LLC

Depositor and Transferor

American Express Travel Related Services Company, Inc.

Sponsor and Servicer

The depositor and transferor has prepared a preliminary prospectus supplement dated March 13, 2013, a prospectus dated March 13, 2013 and a final prospectus supplement dated March 14, 2013 which describe the Series 2013-1 notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Series 2013-1 notes.

Other Fees and Expenses

The following describes the compensation payable to the nationally recognized statistical rating organizations hired to rate the Series 2013-1 notes for the period beginning with their retention and ending five years after the closing date. Each amount includes initial fees and surveillance fees.

Fitch, Inc.	$271,667	*
Standard & Poor’s Ratings Services	$280,500

*	With respect to Fitch, Inc., the surveillance fees included in the figure above are applied at the issuing entity level regardless of the number of outstanding series of notes.

Underwriters of the Class A notes

Barclays	RBC Capital Markets

Lloyds Securities
Mischler
Mizuho Securities
nabSecurities, LLC
The Williams Capital Group, L.P.

Underwriters of the Class B notes and Class C notes
Barclays	RBC Capital Markets

The depositor and transferor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-185503) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor and the transferor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com.